EXHIBIT 10.3.1.3
SECOND AMENDMENT TO THE
AMENDED AND RESTATED 2001 MOODY’S CORPORATION
KEY EMPLOYEES’ STOCK INCENTIVE PLAN
(as amended, December 18, 2017 and April 15, 2019)

WHEREAS, Moody’s Corporation, a Delaware corporation (the “Company”) maintains the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended December 18, 2017 and on April 15, 2019 (as amended, the “Plan”); and
WHEREAS, the Company has determined the Plan should be amended to modify the eligibility for retirement vesting under the Plan for certain grantees.
NOW, THEREFORE, Section 2(bb) of the Plan is hereby amended effective as of January 1, 2020 to read as follows:
Retirement: Termination of employment with the Company or an Affiliate (i) for Participants who are (A) hired or rehired on or after January 1, 2020 or (B) employed by the Company as of January 1, 2020 and are younger than age 45 on such date, after such Participant has both attained age 55 and had ten or more consecutive years of service with the Company through and ending with the date of such Participant’s voluntary termination of employment, or (ii) for all other Participants, after such Participant has both attained age 55 and had five or more consecutive years of service with the Company through and ending with the date of such Participant’s voluntary termination of employment; or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.